Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated May 22, 2015, with respect to the combined financial statements of The British International Schools Group in Vietnam included in the Form 6-K dated May 29, 2015 of Nord Anglia Education, Inc. and incorporated by reference in the Registration Statement and Prospectus of Nord Anglia Education, Inc. on Form F-3.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON (VIETNAM) LIMITED

Ho Chi Minh City, Vietnam

May 29, 2015